Exhibit 2.1

Execution Version

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is made as of September 23, 2022, by and between Cohn Robbins Holdings Corp., a Cayman Islands exempted company limited by shares (“Acquiror”), and Allwyn AG (f/k/a SAZKA Entertainment AG), a Swiss stock corporation (Aktiengesellschaft) (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

WHEREAS, Acquiror, Allwyn Entertainment AG, a Swiss stock corporation (Aktiengesellschaft) (“Swiss NewCo”), Allwyn US Holdco LLC, a Delaware limited liability company and direct wholly owned subsidiary of Swiss NewCo (“US HoldCo”), Allwyn Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of US HoldCo, and the Company entered into that certain Business Combination Agreement, dated as of January 20, 2022 (as amended, supplemented or otherwise modified prior to the date hereof, the “Business Combination Agreement”);

WHEREAS, pursuant to Section 11.1(a) of the Business Combination Agreement, Acquiror and the Company may terminate the Business Combination Agreement at any time prior to the Closing by mutual written consent; and

WHEREAS, Acquiror and the Company desire to terminate the Business Combination Agreement pursuant to Section 11.1(a) thereof.

NOW, THEREFORE, Acquiror and the Company, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, hereby agree as follows:

1. Termination. Each of Acquiror and the Company hereby irrevocably agrees and consents to the termination of the Business Combination Agreement pursuant to Section 11.1(a) of the Business Combination Agreement, with such termination, for the avoidance of doubt, having the effect set forth in Section 11.2 of the Business Combination Agreement and being effective automatically upon execution and delivery of this Agreement.

2. Agreement. This Agreement embodies the complete agreement and understanding among the parties hereto and supersedes and preempts any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

3. Miscellaneous. Sections 12.1, 12.7, 12.8, 12.13 and 12.14 of the Business Combination Agreement are hereby incorporated by reference into this Agreement, mutatis mutandis.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the date first written above.

COHN ROBBINS HOLDINGS CORP.

By:	/s/ Clifton S. Robbins
Name: Clifton S. Robbins
Title: Co-Chairman

ALLWYN AG

By:	/s/ Pavel Saroch
Name: Pavel Saroch
Title: Director

By:	/s/ Jan Matuska
Name: Jan Matuska
Title: Authorized Signatory

[Signature Page to Termination Agreement]